Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of ZK International Group Co., Ltd.:

We consent to the inclusion in the foregoing Registration Statement of ZK International Group Co., Ltd. (the “Company”) on Form F-1, of our report dated January 17, 2017, relating to our audits of the consolidated balance sheets as of September 30, 2016 and 2015, and consolidated statements of income and comprehensive income, consolidated statements of changes in Equity and consolidated statements of cash flows for the year ended September 30, 2016 and 2015.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

January 17, 2017